Exhibit 10.15

MALIBU BOATS, INC.

LONG-TERM INCENTIVE PLAN

Effective January 1, 2014

MALIBU BOATS, INC.

LONG-TERM INCENTIVE PLAN

Table of Contents

1.	Purpose of the Plan		1

2.	Definitions		1

3.	Shares of Common Stock Subject to the Plan		5

	3.1.	Number of Shares	5
	3.2.	Limits	5
	3.3.	Adjustments	5
	3.4.	Character of Shares	6

4.	Administration; Eligibility		6

	4.1.	Committee Members	6
	4.2.	Discretionary Authority	6
	4.3.	Changes to Awards	6
	4.4.	Eligibility	7

5.	Terms and Conditions of All Awards		7

	5.1.	Rights as Stockholder	7
	5.2.	Issuance and Delivery of Shares	7
	5.3.	Section 83(b) Election	8
	5.4.	Grants to Outside Directors	8
	5.5.	Noncompetition	9

6.	Stock Options		10

	6.1.	Grant of Option	10
	6.2.	Exercise Price	10
	6.3.	Vesting; Term of Option	10
	6.4.	Option Exercise; Withholding	10
	6.5.	Limited Transferability of Non-qualified Options	10
	6.6.	Additional Rules for Incentive Stock Options	11
	6.7.	Restrictions on Transfer of Stock	11
	6.8.	Restrictions on Repricing of Options	11
	6.9.	Director Options	12

7.	Stock Appreciation Rights		12

	7.1.	Grant of SARs	12
	7.2.	Payment of SARs	12
	7.3.	Restrictions on Repricing of Stock Appreciation Rights	12

8.	Restricted Stock Award		13

	8.1.	Grant of Restricted Stock Awards	13
	8.2	Vesting Requirements	13

i

9.	Restricted Stock Units		13

	9.1.	Grant of Restricted Stock Units	13
	9.2.	Payment of Restricted Stock Units	13

10.	Dividend Equivalent Award		13

	10.1.	Grant of Dividend Equivalent Awards	13
	10.2.	Payment of Dividend Equivalent Awards	13

11	Performance Awards		14

	11.1.	Grant of Performance Awards	14
	11.2.	Payment of Performance Awards	14

12.	Section 162(m) Awards		14

	12.1.	In General	14
	12.2.	Performance Goals	14

13.	Change in Control		14

	13.1.	Effect of Change in Control	14
	13.2.	Definition of Change in Control	16

14.	Award Agreements		17

	14.1.	Form of Agreement	17
	14.2.	Forfeiture Events	17

15.	General Provisions		17

	15.1.	No Assignment or Transfer; Beneficiaries	17
	15.2.	Deferrals of Payment	18
	15.3.	Employment or Service	18
	15.4.	Tax Withholding	18
	15.5.	Unfunded Plan	18
	15.6.	Other Compensation and Benefit Plans	18
	15.7.	Plan Binding on Transferees	19
	15.8.	Construction and Interpretation	19
	15.9.	Severability	19
	15.10.	Governing Law	19
	15.11	Section 409A Tax Compliance	19

16.	Termination and Amendment		19

	16.1.	Termination	19
	16.2.	Amendment	19

ii

MALIBU BOATS, INC.

LONG-TERM INCENTIVE PLAN

Malibu Boats, Inc. (the “Company”) hereby establishes and adopts the Malibu Boats, Inc. Long-Term Incentive Plan (the “Plan”), effective as of January 1, 2014.

1.	Purpose of the Plan

The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate, and retain individuals to serve as employees and directors of the Company and on whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend; to offer such individuals additional incentives to put forth maximum efforts for the success of the business; and to afford them an opportunity to acquire a proprietary interest in the Company through stock ownership and other rights.

2.	Definitions

Wherever the following capitalized terms are used in this Plan, they shall have the meanings specified below:

(a) “Annual Retainer” shall mean the annual fee earned by an Outside Director for his or her service on the Board, which shall not include committee chair fees and meeting fees.

(b) “Award” means an award of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Dividend Equivalent Award, or Performance Award under the Plan.

(c) “Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(d) “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

(e) “Board” means the Board of Directors of the Company.

(f) “Board Term” means each Board year beginning on the date of an annual meeting of the Company’s stockholders and ending on the date immediately preceding the next annual meeting of the Company’s stockholders; provided, however, that the initial Board Term shall commence on the first business day following the date of the closing of the initial public offering of Common Stock and end on the date immediately preceding the 2015 annual meeting of the Company’s stockholders, and the applicable Annual Retainer for such initial Board Term shall be prorated accordingly.

(g) “Change in Control” shall have the meaning specified in Section 13 hereof.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. If the applicable Board shall so direct, designated members of the applicable Committee shall act as a separate subcommittee, which shall administer the Plan as to all Section 162(m) Awards. In such event, all references herein to the applicable Committee relating to Section 162(m) Awards shall be considered to refer only to the applicable separate subcommittee.

(j) “Common Stock” means the Class A Common Stock of the Company.

(k) “Company” means Malibu Boats, Inc., a Delaware corporation, and its predecessors.

(l) “Covered Business” shall have the meaning specified in Section 5.5 hereof.

(m) “Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of the Award.

(n) “Dividend Equivalent Award” means an Award under Section 10 hereof entitling the Participant to receive payments with respect to dividends declared on the Common Stock.

(o) “Election Notice” means a written election, in such form as the Committee shall prescribe, submitted by an Outside Director to the Company electing to receive an additional portion of the Outside Director’s Annual Retainer in the form of Common Stock or Restricted Stock Units under the Plan.

(p) “Eligible Person” means any employee, consultant, director, or other independent contractor of the Company or its Subsidiaries.

(q) “Employee” means any person who is employed as a common-law employee.

(r) “Fair Market Value” of a share of Common Stock as of a given date shall mean the closing sales price of the Common Stock on the Nasdaq Stock Market, LLC or any successor thereto on the trading day immediately preceding the date as of which the Fair Market Value is to be determined, or, in the absence of any reported sales of Shares on such date, on the first preceding date on which any such sale shall have been reported (in either case, as reported in the Wall Street Journal). If the Common Stock is not listed on the Nasdaq Stock Market, LLC or any successor thereto on the date as of which Fair Market Value is to be determined, the Committee shall in good faith determine the Fair Market Value in whatever manner it considers appropriate.

(s) “Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under section 422 of the Code and the Treasury Regulations thereunder.

(t) “Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

(u) “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 hereof.

(v) “Outside Director” means a member of the Board who is not also an Employee of the Company (or any Subsidiary thereof).

(w) “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(x) “Performance Award” means an Award of cash incentives granted pursuant to Section 11 which will be paid to the Participant upon the achievement of such performance goals as the Committee shall establish.

(y) “Performance Goal” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of section 162(m) of the Code, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively, or in combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarters’ or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i)	Return on equity, capital, sales, or assets;

(ii)	Revenue;

(iii)	Income (net, pre-tax, and/or operating);

(iv)	Cash flow (including operating cash flow, free cash flow, discounted return on investment and cash flow in excess of cost of capital);

(v)	Earnings per share;

(vi)	Debt reduction;

(vii)	Working capital;

(viii)	Total return;

(ix)	Expense management;

(x)	EBITDA;

(xi)	Adjusted EBITDA;

(xii)	Market share;

(xiii)	Quality objectives;

(xiv)	International performance; and

(xv)	Attainment of specific strategic objectives.

As and to the extent permitted by section 162(m) of the Code and the regulations thereunder, in the event of a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation; a natural disaster or other significant unforeseen event that materially impacts the operation of the Company; any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles; or any material change in tax law, accounting policies or practices, or other such laws or items that affect the Company or the Performance Goals, then, to the extent any of the foregoing events was not anticipated at the time the Performance Goals were established, the Committee may make appropriate adjustments to the Performance Goals so as to neutralize the effect of such event(s) on the applicable Award.

(z) “Performance Period” means, with respect to a Section 162(m) Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(aa) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(bb) “Plan” means the Malibu Boats, Inc. Long-Term Incentive Plan as set forth herein, as it may be amended from time to time.

(cc) “Restricted Stock Award” means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

(dd) “Restricted Stock Unit” means an Award under Section 9 hereof entitling a Participant to a payment of Common Stock at the completion of a vesting or performance period.

(ee) “Section 162(m) Award” means any Award that is intended to qualify for the performance-based compensation exemption under section 162(m) of the Code.

(ff) “Separation from Service” means the date the Participant is no longer providing services (or such services are significantly reduced) to the Company as determined in a manner that would be treated as a separation from service under the default provisions of Treas. Reg. section 1.409A-1(h).

(gg) “Stock Appreciation Right” or “SAR” means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock on the date of exercise.

(hh) “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated, from time to time, by the Committee; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

(ii) “Termination Date” shall have the meaning specified in Section 5.5 hereof.

3.	Shares of Common Stock Subject to the Plan

3.1. Number of Shares.

(a) Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued under the Plan is 1,700,000 shares of Common Stock.

(b) Shares of Company Stock subject to an Award that are forfeited, cancelled, expired, exchanged for different compensation, or settled in cash (in whole or in part) shall, to the extent of such forfeiture, cancelation, expiration, exchange, or cash settlement, again be available for issuance under the Plan. Any shares of Common Stock subject to an Award that are withheld by the Company to satisfy any tax withholding obligation with respect to an Award or in payment of the purchase price of an Option shall be considered issued under the Plan.

(c) No Award may be granted if the number of shares of Common Stock to be delivered in connection with such Award exceeds the number of shares of Common Stock remaining available under this Plan minus the number of shares of Common Stock issuable in settlement of or related to then-outstanding Awards.

3.2 Limits.

(a) The maximum number of shares of Common Stock that may be granted as Options to any Participant during any calendar year shall be limited to 340,000 shares (subject to adjustment as provided in Section 3.3 hereof). To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock incentive plans of the Company and its Subsidiaries) exceeds $100,000 (or the amount specified in section 422 of the Code), determined as of the date an Incentive Stock Option is granted, such Options shall be treated as Nonqualified Options (taking Incentive Stock Options into account in the order in which they were granted).

(b) To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment as provided in Section 3.3 hereof, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, and (c) other Awards (other than Performance Awards) to the extent they are granted as Section 162(m) Awards may be granted during any calendar year to any employee may not exceed 340,000. To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to Performance Awards may not exceed $2,000,000.

3.3 Adjustments. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 3.1 hereof or otherwise in this Plan, (ii) the number and kind of shares of Common Stock, share units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event; provided, however, that no such adjustment or other substitution shall be made if it would cause the Plan or an Award to fail to comply with or be exempt from the requirements of section 409A of the Code. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of section 424(a) of the Code and, with respect to Section 162(m) Awards, to the extent considered advisable by the Committee, in a manner consistent with the requirements of section 162(m) of the Code.

3.4 Character of Shares. The shares of Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or issued shares that have been reacquired by the Company.

4.	Administration; Eligibility

4.1. Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

4.2. Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted; the number of shares, units or other rights subject to each Award; the exercise, base or purchase price of an Award (if any); the time or times at which an Award will become vested, exercisable or payable; the performance criteria, performance goals and other conditions of an Award; the duration of the Award; and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan and Award Agreements; to make all factual determinations under the Plan; and to make all other determinations necessary or advisable for Plan administration. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties. Notwithstanding any other provision of the Plan, to the extent not inconsistent with applicable law, including section 162(m) of the Code, or the rules and regulations of the Nasdaq Stock Market, LLC (or such other principal securities exchange on which the shares of Company Stock are traded, the Committee may by resolution authorize one or more officers of the Company or a committee of officers of the Company the right to grant Awards to Employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, and determine the number of shares of Common Stock subject to such Awards.

4.3. Changes to Awards. The Committee shall have the authority, subject to the provisions of the Plan, to effect, at any time and from time to time, (i) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the cancelled Awards; provided, however, that, as provided in Section 6.8, the Committee may not lower the exercise price of an Option that has been granted hereunder, nor replace or regrant the Option through cancellation without stockholder approval, or (ii) the amendment of the terms of any and all outstanding Awards; provided, however, that no such action by the Committee may adversely impair the rights of a Participant (or any permitted transferee) under any outstanding Award without the consent of the Participant (or transferee). The Committee may in its discretion accelerate the vesting or exercisability of an Award at any time or on the basis of any specified event.

4.4 Eligibility. All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan; provided, however, that Incentive Stock Options can be granted only to Employees of the Company or a Subsidiary.

5.	Terms and Conditions of All Awards.

5.1. Rights as Stockholder. Unless otherwise stated in an Award Agreement, a Participant will at the time an Award is granted have all rights of a stockholder with respect to any shares of Common Stock that are transferred pursuant to a Restricted Stock Award. A Participant shall not have stockholder rights with respect to Options, SARs, or Restricted Stock Units until shares of Common Stock are transferred to the Participant upon the exercise of an Option or SAR or according to the terms of the Restricted Stock Unit Award Agreement. Except as provided in Section 3.3 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights until a Participant has become a stockholder with respect to an Award, except to the extent that the Award Agreement is a Dividend Equivalent Award, or otherwise provides for dividend payments or similar economic benefits; provided, however, that such rights shall be forfeited with respect to any portion of a Restricted Stock Award that does not vest.

5.2. Issuance and Delivery of Shares. Shares of Common Stock that are transferred or become transferable pursuant to an Award shall be issued as specified in this Section, but subject to the restrictions specified herein and/or in an Award Agreement.

(a) Date of Issuance. Shares of Common Stock to be issued pursuant to an Award shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after (i) a Participant receives a Restricted Stock Award, the exercise of an Option or SAR, or the date or event specified in the Award Agreement as the payment date for Restricted Stock Units payable in shares of Common Stock, and (ii) all conditions for transfer of Stock specified in an Award have occurred; provided, however, that the Company may condition the delivery of shares on the Participant’s execution of any applicable stockholder agreement or agreement described in paragraph (d) of this Section that the Company requires at the time of exercise; and provided further that the Company may delay the delivery of Common Stock until all restrictions specified in an Award have lapsed and the Common Stock is no longer subject to a substantial risk of forfeiture.

(b) Transfer Restrictions. Common Stock granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the shares granted or sold under the Award will remain in the physical custody of the Company or an escrow holder until all restrictions are removed or have expired. The Committee may also require that shares subject to an Award be listed in “book” form and not certificated until vested. Failure to satisfy any applicable restrictions shall result in the subject shares of the Award being forfeited and returned to the Company, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Committee. The Committee may require that certificates representing the shares granted under an Award bear a legend making appropriate reference to the restrictions imposed.

(c) Securities Law Compliance. Notwithstanding anything herein to the contrary, no Award shall be exercisable, no Common Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock issued pursuant to this Plan may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations.

(d) Representations by Participants. As a condition to the receipt of or the transfer of Common Stock pursuant to an Award, the Company may require a Participant to represent and warrant at the time that the shares are being acquired only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate the Company or any Subsidiary to undertake registration of options or stock hereunder.

5.3 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award is conditioned upon the Participant’s making, or refraining from making, an election with respect to the Award under section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

5.4. Grants to Outside Directors.

(a) Annual Retainer. Fifty percent (50%) of the Annual Retainer may be paid to each Outside Director in shares (subject to adjustment as provided in Section 3.3 hereof) of Common Stock or Restricted Stock Units representing a Fair Market Value of fifty percent (50%) of the Annual Retainer, as determined by the Board.

(b) Share Election. Up to an additional fifty percent (50%) of the Annual Retainer may be paid in lieu of cash to each Outside Director who files an Election Notice in accordance with subsection (c) below in shares (subject to adjustment as provided in Section 3.3 hereof) of Common Stock or Restricted Stock Units representing a Fair Market Value of such percentage of the Annual Retainer, as determined by the Board.

(c) Transfer. Shares of Common Stock or Restricted Stock Units issuable to an Outside Director pursuant to subsections (a) and (b) shall be granted to such Outside Director as of the first business day of the applicable Board Term and shall be for a number of shares of Common Stock or Restricted Stock Units determined by dividing (i) the amount of the Annual Retainer that would have been payable to the Outside Director in cash in the absence of his or her Election Notice, by (ii) the Fair Market Value of a share of Common Stock on the day on which the Annual Retainer is payable to the Outside Director; provided, however, that during the Board Term in which occurs an initial public offering of Common Stock, the divisor in (c)(ii) above shall be the initial public offering price of a share of Common Stock. In addition, each such Outside Director may be credited with dividend equivalents on Common Stock or Restricted Stock Units granted under this Section 5.4 at the time of any payment of dividends to stockholders, as determined by the Board. The number of shares of Common Stock subject to any Award to Outside Directors or the formula pursuant to which such number shall be determined, the type or types of Awards, the date of grant and the vesting, expiration and other terms applicable to such Awards shall be specified from time to time by the Board, subject to the terms of this Plan.

(d) Initial Election Notice. An Outside Director choosing to receive Common Stock or Restricted Stock Units pursuant to this Section 5.4 shall file an Election Notice with the Company, in accordance with procedures adopted by the Committee and the Company’s insider trading policy. Unless stated otherwise in an Election Notice that is authorized by the Committee, an Election Notice shall continue in effect at the end of each Board Term and apply to each succeeding Board Term unless the Outside Director changes or revokes his or her election prior the beginning of a succeeding election year.

(e) Revised Election Notice. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Election Notice in accordance with regulations promulgated by the Secretary of the Treasury under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, an Outside Director’s Election Notice, once effective with respect to a calendar year, may not be revoked or modified with respect to the Outside Director’s Annual Retainer for that calendar year. An Outside Director may revoke or modify his or her then current Election Notice by filing a revised Election Notice in accordance with subsection (c) above. However, except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s revised election in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the revised Share Election will become effective on January 1 of the calendar year following the calendar year during which the revised Election Notice is received by the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Election Notice, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.

5.5. Noncompetition. As partial consideration for the grant of an Award, a Participant (other than an Outside Director) shall agree that for a period of time beginning with the date of an Award Agreement and ending on the later of (i) one (1) year following the date of grant or (ii) one (1) year following termination of employment with the Company or any of its affiliates for any reason (the “Termination Date”), the Participant shall not directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business of the Company (the “Covered Business”), without prior approval of the Company. For purposes of this Agreement, a Covered Business shall include, but not be limited to, any business or entity that designs, manufactures, or markets any type of boat or watercraft, or components thereof, regardless of physical location of such business activity.

6.	Stock Options

6.1. Grant of Option. An Option may be granted to any Eligible Person selected by the Committee; provided, however, that only Employees of the Company or a Subsidiary may be granted Incentive Stock Options. Subject to the applicable provisions of section 422 of the Code, each Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or a Nonqualified Stock Option at the time of grant.

6.2. Exercise Price. The exercise price under any Option shall be determined by the Committee; provided, however, that the exercise price per share under an Option shall not be less than 100% of the Fair Market Value per share of the Common Stock on the Date of Grant.

6.3. Vesting; Term of Option. The Committee, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award, subject to such limitations as may apply under an Award relating to the termination of a Participant’s employment or other service with the Company or any Subsidiary.

6.4. Option Exercise; Withholding. Subject to such terms and conditions as shall be specified in an Award, an Option may be exercised in whole or in part at any time during the term thereof by written notice to the Company, together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by a combination of the methods described above, or (v) by such other method as may be approved by the Committee and set forth in the Award. As an additional condition to the exercise of any Award, the Participant shall at the time of exercise pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under such of the methods described above for the payment of the exercise price of the Options as may be approved by the Committee.

6.5. Limited Transferability of Nonqualified Options. All Options shall be nontransferable except (i) upon the Participant’s death, by the Participant’s will or the laws of descent and distribution or (ii) in the case Nonqualified Stock Options only, on a case-by-case basis as may be approved by the Committee in its discretion, in accordance with the terms provided below. An Award Agreement for a Nonqualified Stock Option may provide that the Participant shall be permitted to, during his or her lifetime and subject to the prior approval of the Committee at the time of proposed transfer, transfer all or part of the Option to the Participant’s family member (as defined in the Award Agreement in a manner consistent with the requirements for registration on SEC Form S-8, if applicable). Any such transfer shall be subject to the condition that it is made by the Participant for estate planning, tax planning, donative purposes or pursuant to a domestic relations order, and no consideration (other than nominal consideration) is received by the Participant therefor. The transfer of a Nonqualified Stock Option may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time, including a condition that the portion of the Option to be transferred be vested and exercisable by the Participant at the time of the transfer. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.

6.6. Additional Rules for Incentive Stock Options.

(a) Termination of Employment. An Award of an Incentive Stock Option may provide that such Option may be exercised not later than three months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of section 422 of the Code and Treasury Regulations thereunder.

(b) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under section 422 of the Code. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to 10% owners of the Company. Unless otherwise stated in an Award Agreement, an Option that is intended to be an Incentive Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code are not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(c) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

6.7. Restrictions on Transfer of Stock. The Committee may, in its sole discretion, impose in any Award of an Option restrictions on the transferability of the shares of Common Stock issued upon exercise of such Option. If any such restrictions are imposed, the Committee may require the Participant to enter into an escrow agreement providing that the certificates representing the shares subject to such transfer restrictions will remain in the physical custody of an escrow holder until such restrictions are removed or have expired. The Committee may require that certificates representing the shares subject to such restrictions bear a legend making appropriate reference to the restrictions imposed. Subject to any restrictions imposed in accordance with this Section 6.7, the Participant will have all rights of a stockholder with respect to any such shares acquired upon an Option exercise, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

6.8. Restrictions on Repricing of Options. With respect to an Option that has been granted hereunder, the exercise price may not be lowered, nor may the Option be replaced (including replacement with cash) or regranted through cancellation without stockholder approval.

6.9. Director Options. If a Participant who is an Outside Director has a Separation from Service as the result of death or Disability while he or she is an Outside Director, the Participant, or if applicable, the executor or administrator of the estate of the Participant (or the person or persons to whom an Option shall have been validly transferred) shall have the right, during the period ending six months after the date of the Participant’s Separation from Service on account of his or her death or Disability (subject to the provisions of Section 6.3 hereof concerning the maximum term of an Option), to exercise the Option to the extent that it was exercisable at the date of such Participant’s Separation from Service (except as otherwise provided in an Agreement) and shall not have been previously exercised. In addition, if a Participant’s service as an Outside Director shall be terminated for any reason other than death or Disability, the Participant shall have the right, during the period ending ninety days after such termination (subject to the provisions of Section 6.3 hereof concerning the maximum term of an Option), to exercise the Option to the extent that it was exercisable on the date of such termination of service and shall not have been previously exercised. For purposes of this Section 6.9, “Disability” means an Outside Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months.

7.	Stock Appreciation Rights

7.1. Grant of SARs. A Stock Appreciation Right granted to an Eligible Person is an Award in the form of a right to receive, upon surrender of the right but without other payment, an amount based on the appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee. Each SAR will be based on a number of shares of Common Stock, and the limitations specified in Section 3.1 will be calculated by reference to the number of shares covered by each SAR. The base price of an SAR shall not be less than 100% of the Fair Market Value of the Common Stock covered by the SAR on the Date of Grant. The period for exercise will be determined by the Committee but shall not be for a period that exceeds ten years after the Date of Grant.

7.2. Payment of SARs. An SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR is exercised. Payment of the amount determined under the foregoing shall be made (x) in shares of Common Stock valued at their Fair Market Value on the date of exercise, or (y) cash, but only to the extent specified in an SAR Award by the Committee in its sole discretion, and provided that such cash payments are determined to be permissible for purposes of deferral of compensation under section 409A of the Code. Upon the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise.

7.3. Restrictions on Repricing of Stock Appreciation Rights. With respect to an SAR that has been granted hereunder, the base price may not be lowered, nor may the SAR be replaced (including replacement with cash) or regranted through cancellation without stockholder approval.

8.	Restricted Stock Award

8.1. Grant of Restricted Stock Awards. An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may, in connection with any Restricted Stock Award, require the payment of a specified purchase price.

8.2. Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued service of the Participant with the Company or its Subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee. Except for Section 162(m) Awards, the performance criteria upon which the vesting of a Restricted Stock Award is conditioned shall be determined by the Committee in its sole discretion.

9.	Restricted Stock Units

9.1 Grant of Restricted Stock Units. A Restricted Stock Unit is an Award to receive a number of shares of Common Stock upon the achievement of performance or other conditions that are stated in the Award. A Restricted Stock Unit shall be subject to such restrictions and conditions as the Committee shall determine. On the Date of Grant, the Committee shall determine, in its sole discretion, the installment or other vesting period of the Restricted Stock Unit, and/or performance conditions, and the maximum value of the Restricted Stock Unit, if any. No vesting period shall exceed 10 years from the Date of Grant. A Restricted Stock Unit may be granted, at the discretion of the Committee, together with a Dividend Equivalent Award covering the same number of shares. Except for Section 162(m) Awards, the performance criteria, if any, upon which the vesting of an Option is conditioned shall be determined by the Committee in its sole discretion.

9.2. Payment of Restricted Stock Units. A Participant shall be entitled to payment on the vesting date or dates provided in an Award and shall receive shares of Common Stock as Restricted Stock Units become vested, as stated in the terms of the Award.

10.	Dividend Equivalent Award

10.1. Grant of Dividend Equivalent Awards. A Dividend Equivalent Award granted to a Participant is an Award in the form of a right to receive cash payments determined by reference to dividends declared on the Common Stock from time to time during the term of the Award, which shall not exceed 10 years from the Date of Grant. Dividend Equivalent Awards may be granted on a stand-alone basis or in tandem with other Awards. Dividend Equivalent Awards granted on a tandem basis shall expire at the time the underlying Award is exercised or otherwise becomes payable to the Participant, or expires.

10.2. Payment of Dividend Equivalent Awards. Dividend Equivalent Awards shall be payable in cash or in shares of Common Stock, valued at their Fair Market Value on either the date the related dividends are declared or the date the Dividend Equivalent Awards are paid to a Participant, as determined by the Committee. Dividend Equivalent Awards shall be payable to a Participant as soon as practicable following the time dividends are declared and paid with respect to the Common Stock, or at such later date as the Committee shall specify in the Award Agreement.

11.	Performance Awards

11.1. Grant of Performance Awards. A Performance Award shall entitle a Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of a percentage or multiple of a specified amount determined by the Committee. At the time of grant, the Committee shall determine, in its sole discretion, the specified amount and the percentage or multiple of the specified amount, one or more performance periods and performance goals to be achieved during the applicable performance periods on which the payment or vesting of a Performance Award is conditioned, and such other terms, provisions, and restrictions as the Committee deems appropriate. The Committee may also provide for an alternate percentage or multiple under certain specified conditions. No performance period shall exceed ten years from the Date of Grant. The performance goals applicable to a Performance Award that is not a Section 162(m) Award may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences; provided, however, that the Committee shall not have the discretion to increase the amount payable under a Performance Award that would otherwise be due upon the attainment of the performance goals stated in the Award Agreement.

11.2. Payment of Performance Awards. At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any. The Committee shall have the right to reduce or eliminate the amount that is payable under a Performance Award, except as provided otherwise in the applicable Award Agreement. Payment of a Performance Award shall be made in accordance with the terms of the applicable Award Agreement.

12.	Section 162(m) Awards

12.1 In General. The Committee, in its sole discretion, may grant any Award granted under this Plan as a Section 162(m) Award that is subject to this Section 12. The Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Award.

12.2 Performance Goals. Performance Goals attributable to any Section 162(m) Award shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award, the Committee shall certify in writing that the applicable Performance goals were in fact satisfied before such Award is vested or settled, as applicable.

13.	Change in Control

13.1. Effect of Change in Control. Unless stated otherwise in an Award Agreement, the provisions of this Section 13.1 will apply to outstanding Awards at the time of a Change in Control to the extent of rights under such Awards that have not been previously forfeited. The surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Awards outstanding under the Plan or substitute similar equity and incentive awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 13) for those outstanding under the Plan.

(a) In the event that any surviving entity or acquiring entity in a Change in Control, or affiliate of such entity, does not assume such Awards and does not substitute similar awards for those outstanding under the Plan, then (i) all Awards outstanding shall, immediately prior to the Change in Control event, become fully vested to the extent not previously forfeited and, with respect to Options and SARs, fully exercisable, and (ii) any Options or SARs that are not exercised shall be terminated upon the completion of the transaction that is the Change in Control event.

(b) In the event that any surviving entity or acquiring entity in a Change in Control, or affiliate of such entity, assumes Awards outstanding under the Plan at the time of the Change in Control, or substitutes Awards with similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section 13 for those outstanding under the Plan), and the employment of a Participant is terminated without Cause or for Good Reason within 18 months after the effective date of the Change in Control event, all Awards held by such Participant shall become fully vested to the extent not previously forfeited and, with respect to Options and SARs, fully exercisable. The terms “Cause” and “Good Reason” shall have the same meanings as the same or similar terms in any written employment agreement between the Participant and the Company or Subsidiary or as specified in an Award Agreement. In the absence of such a written agreement, such terms shall be defined as follows for purposes of this Section 13:

(1) “Cause” means the Participant’s involuntary termination of employment due to: (i) a knowing, intentional or reckless act or omission that constitutes theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement against the Company or any of its parent, subsidiary or affiliated entities; (ii) conviction, or plea of guilty or nolo contendere, of a felony or any other crime involving moral turpitude; (iii) knowingly or intentionally causing the Company’s financial statements to fail to materially comply with generally accepted accounting principles; (iv) unlawful use by the Participant (including being under the influence) or possession of any illegal drug or narcotic while on Company premises or while performing the Participant’s duties and responsibilities; (iv) willful refusal to comply with lawful requests made by the Board, which (if reasonably susceptible of cure), is not fully cured within five (5) days after receipt of written notice from the Board detailing such willful refusal; (v) gross negligence in the performance of Participant’s job duties, which (if reasonably susceptible of cure) is not fully cured within 30 days after receipt of written notice from the Board detailing such gross negligence; (vi) a material violation of one or more Company policies, which (if reasonably susceptible of cure) is not fully cured by the Participant within 30 days after receipt of written notice from the Board detailing such violation(s) of Company policy; and/or (vii) a material breach of an Award Agreement or any other agreement with the Company, which (if reasonably susceptible of cure) is not fully cured by the Participant within 30 days after receipt of written notice from the Board detailing such breach of the agreement with the Company.

(2) “Good Reason” means the Participant’s resignation from employment after the occurrence of any of the following (without the Participant’s prior written consent): (i) a material diminution in the Participant’s authority, duties or responsibilities, (ii) a material reduction in the aggregate compensation provided to the Participant unless such reduction is concurrently made to all of the Company’s similarly situated employees, or (iii) a material breach of any other material term of an Award Agreement; provided, however, that any such condition shall not constitute “Good Reason” unless the Participant provides written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition and, thereafter, the Board fails to cure such “Good Reason” within thirty (30) days following its receipt of such written notice from the Participant, and within ten (10) days thereafter, the Participant terminates his employment for “Good Reason.”

13.2. Definition of Change in Control. For purposes hereof, a “Change in Control” shall be deemed to have occurred upon any of the following:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company then outstanding voting securities (excluding any Person or any group of Persons who, on the date of the closing of the initial public offering of Common Stock, is the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities); or

(b) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date of the closing of the initial public offering of Common Stock, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to an election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the closing of the initial public offering of Common Stock or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b); or

(c) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (b) and clause (c) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

14.	Award Agreements

14.1. Form of Agreement. Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock, units or other rights (as applicable) subject to the Award, the exercise, base, or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, the duration of the Award, and in the case of Performance Awards, the applicable performance criteria and goals. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Awards that are Section 162(m) Awards shall contain such terms and conditions as may be necessary to meet the applicable requirements of section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 422 of the Code. Notwithstanding any other provision of the Plan to the contrary, the failure to issue an Award Agreement shall not invalidate an Award

14.2. Forfeiture Events. Unless otherwise specified by the Board or in an Award Agreement, a Participant’s rights, payments and benefits with respect to an Award shall be forfeited by such Participant and subject to recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Subsidiary policies, breach of noncompetition (as described in Section 5.5), confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Subsidiary.

15.	General Provisions

15.1. No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.5 hereof, Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, and during the lifetime of a Participant, the Award shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other specified under an Award following the Participant’s death.

15.2. Deferrals of Payment. Notwithstanding any other provisions of the Plan, the Committee may permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount. Such deferrals are also subject to any additional requirements of section 409A of the Code.

15.3. Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by, or otherwise serves, the Company or any Subsidiary.

15.4. Tax Withholding. Upon any taxable event that occurs with respect to the grant, exercise or lapse of restrictions with respect to an Award, or otherwise, the Participant shall, upon notification of the amount due and as a condition to exercise of an Award, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Generally, such withholding requirements shall not apply to the exercise of an Incentive Stock Option, or to a disqualifying disposition of Stock that is acquired with an Incentive Stock Option, unless the Committee gives the Participant notice that withholding described in this Section is required. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

15.5. Unfunded Plan. The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of the Company by virtue of this Plan, except as a general unsecured creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors, to discharge its obligations under the Plan.

15.6. Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other equity-based incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of equity-based incentive or other compensation for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

15.7. Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

15.8. Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

15.9. Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

15.10. Governing Law. The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Delaware.

15.11. Section 409A Tax Compliance. This Section 15.11 applies solely to those payments, if any, hereunder that constitute deferred compensation as described in section 409A of the Code.

(a) Notwithstanding the applicable provisions of this Plan regarding timing of distribution of payments: (i) to the extent any distribution is to a “specified employee” (as defined under section 409A of the Code) and to the extent such applicable provisions of section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Participant’s separation from service with the Company, no such distribution shall be made prior to the date that is six months after the date of the Participant’s separation from service with the Company, and (ii) any such delayed payments shall be paid to the Participant in a single lump sum within five business days after the end of the six-month delay.

(b) To the extent that an amount is payable upon an event involving an Participant’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” pursuant to the default definition in section 1.409A-1(h) of the U.S. Treasury Regulations.

(c) To the extent of any compliance issues under Internal Revenue Code Section 409A, the Plan shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Participant.

16.	Termination and Amendment

16.1 Termination. The Plan shall continue until terminated by the Board in its sole discretion. No termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

16.2 Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of the Company’s stockholders that would (i) change the class of Eligible Persons under the Plan, (ii) increase the number of shares of Common Stock reserved for issuance under the Plan in accordance with Section 3.1 hereof, (iii)

allow the grant of Options at an exercise price below Fair Market Value, (iv) increase the aggregate number of shares of Common Stock that may be granted pursuant to Awards in accordance with Section 3.1 hereof, (v) modify the terms of Section 6.8 hereof to permit Option repricing, or (vi) require approval of the Company’s stockholders under the listing requirements of the Nasdaq Stock Market or the exchange or trading system through which Common Stock may be listed or traded at the time of the amendment. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or permitted transferee of the Award.

EXECUTION PAGE

IN WITNESS WHEREOF, the undersigned officer of the Company has duly executed this Malibu Boats, Inc. Long-Term Incentive Plan on this the     day of             ,         , but to be effective as provided herein.

MALIBU BOATS, INC.

By:

Its: